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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Guidant Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☒ No fee required.
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SEC 1913 (02-02)	Persons who potentially are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

111 Monument Circle, Suite 2900

Indianapolis, Indiana 46204-5129

March 21, 2003

Dear Shareholder:

      I am pleased to invite you to attend the 2003 Annual Meeting of Shareholders of Guidant Corporation on Monday, May 19, 2003. The meeting will be held at the Hilbert Circle Theatre, 45 Monument Circle, Indianapolis, Indiana, at 1:30 p.m. (Indianapolis time).

      At the meeting, we will address the matters described in the attached proxy statement and review the status of Guidant’s business.

      Please complete and return the enclosed request for admittance card as soon as possible if you plan to attend the meeting. If you return the request card, we will send you an admittance card. Alternatively, you can view the webcast of the meeting on our web site, www.guidant.com.

      Your vote is very important. Please read the proxy statement and vote your shares. I urge you to vote by Internet, telephone, or mail, even if you plan to attend the meeting.

      Thank you for your support of and interest in Guidant. I look forward to seeing you at the meeting in Indianapolis.

RONALD W. DOLLENS
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TABLE OF CONTENTS

VOTING	4
ITEM 1: ELECTION OF DIRECTORS	6
Board Structure and Elections	6
Director Biographies	6
The Board and Its Committees	9
Director Compensation	10
ITEM 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS	10
COMMON STOCK OWNERSHIP	11
Directors’ and Executive Officers’ Ownership of Guidant Common Shares	11
Principal Holders of Guidant Common Shares	12
Section 16(a) Beneficial Ownership Reporting Compliance	12
Performance Graph	13
EXECUTIVE COMPENSATION	14
Compensation Tables	14
Retirement Plans	15
Change-in-Control Severance Pay Plan	16
Transactions with Executive Officers	16
Management Development and Compensation Committee Report	17
AUDIT MATTERS	18
Audit Committee Report	18
Ernst & Young Fees	19
AVAILABLE INFORMATION	19

GUIDANT CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 19, 2003

      The Annual Meeting of Shareholders of Guidant Corporation will be held at the Hilbert Circle Theatre, 45 Monument Circle, Indianapolis, Indiana, on Monday, May 19, 2003, at 1:30 p.m. (Indianapolis time), for the following purposes:

1.	Elect four directors of Guidant, each for a three-year term;

2.	Ratify the appointment of Ernst & Young LLP as independent auditors for the year 2003; and

3.	Transact any other business that may properly come before the meeting or any adjournment of the meeting.

      Shareholders of record at the close of business on March 11, 2003 are entitled to notice of and to vote at the meeting. If you plan to attend the meeting, please complete the enclosed request for admittance card and return it to Guidant. We then will mail you an admittance card, directions to the meeting and parking information.

By Order of the Board of Directors,

Debra F. Minott
Vice President, General Counsel and Secretary

March 21, 2003

Indianapolis, Indiana

GUIDANT CORPORATION

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

      We are providing these proxy materials in connection with the solicitation by the board of directors of Guidant Corporation (“Guidant,” the “company,” “we” or “us”) of proxies to be voted at the annual meeting of shareholders to be held on Monday, May 19, 2003, and at any adjournment or postponement of the meeting. Our proxy materials are being mailed on or about March 21, 2003.

VOTING

Matters for Voting

The two proposals scheduled to be voted on at the meeting are:

•	Election of four directors (James M. Cornelius, Michael Grobstein, Mark Novitch, M.D., and Eugene L. Step); and

•	Ratification of the appointment of Ernst & Young LLP as Guidant’s independent auditors for 2003.

The board recommends you vote your shares for the election of each director and for ratification of the appointment of the independent auditors.

Who can Vote

You are entitled to vote if you were a shareholder as of the close of business on March 11, 2003, the record date for the annual meeting. You are entitled to one vote for each common share you owned on the record date. As of March 11, 2003, there were 308,719,385 common shares outstanding.

If you were a shareholder on March 11, 2003, you can attend the meeting. However, you must have an admittance card. To obtain an admittance card, return the enclosed request for admittance card. Even if you plan to attend the meeting, we ask that you return a proxy to ensure that your shares are represented at the meeting.

How to Vote

If you hold your shares as a shareholder of record, you can vote in person at the annual meeting or you can vote by Internet, telephone, or mail, as described on your proxy card. You are a “shareholder of record” if you hold your shares directly in your own name. If you hold your shares indirectly in the name of a bank, broker or other nominee, you are a “street-name shareholder.” If you are a street-name shareholder, you will receive instructions from your bank, broker or other nominee describing how to vote your shares.

The proxies identified on the proxy card will vote the shares of which you are shareholder of record in accordance with your instructions. If additional matters are properly presented at the meeting for consideration, the individuals named on the proxy card also will have the ability to vote on those matters for you at their discretion. At the date this proxy statement went to press, we did not know of any other matters to be raised at the meeting. If you submit a proxy card without giving specific voting instructions, the proxies will vote your shares as recommended by the board of directors.

Sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as a guardian, trustee, executor, administrator, attorney or the officer or agent of a company), include your name and title or capacity. If the shares are held in custody (for example, under the Uniform Transfer to Minors Act), the custodian should sign, not the minor. If the shares are held in joint ownership, both owners must sign.

Revoking Your Vote

You can revoke your proxy by:

•	providing written notice to Guidant’s secretary;

•	delivering a later-dated proxy by Internet, telephone, or mail (using the same means to revoke as you used for your original vote); or

•	voting by ballot at the annual meeting.

Required Quorum and Vote

A quorum of shareholders is necessary to hold a valid meeting of shareholders. A majority of the outstanding shares, present in person or represented by proxy, constitutes a quorum. Abstentions and broker non-votes (described below) are counted as present for establishing a quorum.

A broker non-vote occurs when a broker submits a proxy card that does not indicate a vote for some of the proposals because the broker did not receive instructions from the beneficial owner on how to vote on those proposals and does not have discretionary authority to vote in the absence of instructions. Generally, NYSE rules permit brokers to vote on the election of directors and ratification of independent auditors, even if the broker does not receive specific instructions.

The two proposals to be voted on have different vote requirements. Directors will be elected by a plurality of the votes cast by the shareholders, which means that the four nominees receiving the most votes will be elected. In an uncontested election of directors, the plurality requirement is not a factor. Abstentions, broker non-votes, and instructions on proxy cards to withhold authority to vote for one or more of the nominees will result in those nominees receiving fewer votes.

The proposal to ratify the selection of the auditors will be approved if the votes cast for ratification exceed those cast against. Abstentions and broker non-votes will not be counted either for or against ratification.

Shareholder Proposals

If you wish to nominate a candidate for director or propose other business for the 2004 annual meeting of shareholders, Guidant’s secretary must receive your written notice no later than January 20, 2004. The notice must provide additional information as described in our by-laws. You may request a copy of the by-laws from the secretary at the address on the cover. If you would like your proposal to be considered for inclusion in next year’s proxy statement, the secretary must receive your written proposal by November 21, 2003.

Solicitation and Mailings

Guidant will bear all expenses in connection with solicitation of proxies. We will pay brokers, nominees, fiduciaries or other custodians their reasonable expenses for sending proxy material to, and obtaining instructions from, persons for whom they hold shares. We expect to solicit proxies primarily by mail, but directors, officers and other employees of Guidant may also solicit in person, by telephone or by mail. ADP has been retained to receive and tabulate proxies for the annual meeting.

If you received more than one proxy card or voting instruction form, it means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive to ensure that all your shares are voted.

ITEM 1: ELECTION OF DIRECTORS

Board Structure and Elections

      Guidant’s board is divided into three classes for the purpose of election of directors. One class, with approximately one-third of the directors, is elected at each annual meeting of shareholders to serve a three-year term. At the 2003 annual meeting, four directors will be elected for three-year terms expiring in 2006.

      At this year’s meeting, you are requested to vote for the election of James M. Cornelius, Michael Grobstein, Mark Novitch, M.D., and Eugene L. Step. Each of these nominees has consented to serve. If any nominee is unable to serve or for good cause will not serve, the board may, by resolution, provide for a lesser number of directors or designate a substitute. If the board designates a substitute, shares represented by proxies may be voted for the substitute director.

      The Board of Directors recommends that you vote FOR the election of each nominee.

Director Biographies

Nominees for director for three-year terms ending 2006

James M. Cornelius
Mr. Cornelius serves as non-executive chairman of Guidant’s board of directors. Previously, he served as executive chairman of Guidant from 1995 until his retirement as an employee in August 2000. He completed a 28-year career at Eli Lilly and Company (pharmaceuticals) in 1995, where he served as vice president of finance and chief financial officer from 1983 and was a member of the board of directors. Mr. Cornelius is a director of Chubb Corporation, Given Imaging Ltd., Hughes Electronics Corporation and The National Bank of Indianapolis Corporation. He also serves as treasurer of the board of governors of the Indianapolis Museum of Art and is a member of the board of trustees of DePauw University. Age: 59; Director from 1994.

Michael Grobstein
Mr. Grobstein served as a vice chairman of Ernst & Young LLP from 1984 until 1993, and as a vice chairman of Ernst & Young International from 1993 until his retirement in 1998. He joined Ernst & Young in 1964 and was admitted to partnership in 1975. Mr. Grobstein is a director of Given Imaging Ltd., a trustee of the Central Park Conservancy, a director of the Coro New York Leadership Center and co-chair of New Yorkers for Parks. Age: 60; Director from 1999.

Mark Novitch, M.D.
Dr. Novitch retired as vice chairman of the board and chief compliance officer of The Upjohn Company (pharmaceuticals) in December 1993. He served as professor of health care services at the George Washington University Medical Center from 1994 to 1997 and as adjunct professor from 1997 to 2001. Prior to joining Upjohn in 1985, Dr. Novitch was deputy commissioner of the federal Food and Drug Administration from 1981 until 1985. He served as acting commissioner of the FDA from 1983 to 1984. Dr. Novitch is a director of Alteon, Inc., Calypte Biomedical, Inc., Kos Pharmaceuticals, Inc. and Neurogen Corporation. Age: 70; Director from 1995.

Eugene L. Step
Mr. Step served as a director, executive vice president, president of the Pharmaceutical Division and member of the executive committee of Eli Lilly and Company until his retirement in 1992. He joined Lilly in 1956. Mr. Step is a director of Cell Genesys, Inc., Ceregene, Inc. and Scios, Inc. Age: 74†; Director from 1995.

Directors continuing in office until 2004

Maurice A. Cox, Jr.
Mr. Cox is president and chief executive officer of The Ohio Partners, LLC (venture capital), a position he has held since July 1995. Previously, he served as president and chief executive officer of CompuServe Incorporated from 1990 to June 1995. Mr. Cox joined CompuServe in 1979 and served as vice president, product management, and as executive vice president of CompuServe’s Information Services Division. Age: 52; Director from 1995.

Nancy-Ann Min DeParle
Ms. DeParle is a senior advisor, J.P. Morgan Partners, LLC, and an adjunct professor, The Wharton School, University of Pennsylvania. Previously, she served as the administrator of the Health Care Financing Administration (now the Centers for Medicare and Medicaid Services) from November 1997 to October 2000. Before becoming administrator of HCFA, Ms. DeParle was the associate director for health & personnel at the White House Office of Management and Budget from 1993 to 1997 and served as commissioner of the Tennessee Department of Human Services from 1987 to 1989. She also has worked as a lawyer in private practice in Nashville, Tennessee, and Washington, DC. Ms. DeParle is a director of Accredo Health, Incorporated, Cerner Corporation, DaVita Inc., Specialty Laboratories, Inc., and Triad Hospitals, Inc. Age: 46; Director from 2001.

Ronald W. Dollens
Mr. Dollens is president and chief executive officer of Guidant. Previously, he served as president of Eli Lilly and Company’s Medical Devices and Diagnostics Division from 1991 until 1994, and has also held the position of president and chief executive officer of Guidant’s subsidiary, Advanced Cardiovascular Systems, Inc. Mr. Dollens joined Lilly in 1972. Mr. Dollens currently serves on the boards of Beckman Coulter Corporation and Kinetic Concepts, Inc. His civic affairs include serving on the boards of the Eiteljorg Museum, Butler University, St. Vincent Hospital Foundation and as chairman of the United Way of Central Indiana. Mr. Dollens’ involvement in health policy includes serving as chairman of the Healthcare Leadership Council, past chairman of the Advanced Medical Technology Association, and in board positions on the Alliance for Aging Research and the Food, Drug and Law Institute. Recently he served on the Advisory Committee for Regulatory Reform appointed by US Health and Human Services Secretary Tommy G. Thompson. Age: 56; Director from 1994.

† The board has approved an exception to its Corporate Governance Guidelines to allow Mr. Step to stand for election after his 72nd birthday.

Enrique C. Falla
Mr. Falla is president of Falla, Smith & Associates, Inc. (business and financial consulting). He served as a senior consultant for The Dow Chemical Company from 1997 to 2000. Previously, he was an executive vice president from 1991 to 1997 and also served as chief financial officer of Dow. He joined Dow in 1967. Mr. Falla is a member of the board of trustees of the University of Miami. Age: 63; Director from 1995.

Directors continuing in office until 2005

J.B. King
Mr. King acts as counsel to the law firm of Baker & Daniels, which provides legal services to Guidant (representing less than one percent of Baker & Daniels’ revenues and a de minimis portion of the company’s legal expenses). Mr. King retired as vice president and general counsel of Guidant in 2000. He previously was vice president and general counsel for Eli Lilly and Company, a position he held from 1987 until he retired in 1995. Before joining Lilly, Mr. King was a partner and chairman of the management committee of Baker & Daniels. Mr. King is a director of the Indiana Legal Foundation and the James Whitcomb Riley Memorial Association. Age: 73; Director from 1994.

Susan B. King
Ms. King is the chairman of The Leadership Initiative, a support corporation of Duke University. Ms. King was the leader in residence and chair of the board of advisors for the Hart Leadership Program at Duke University from 1995 through 1999. Prior to assuming this position, she served as senior vice president, corporate affairs, for Corning Incorporated from 1992 to 1995. Ms. King served as president of its Steuben Glass Division from 1987 to 1992. She joined Corning in 1982. She also served as chair of the US Consumer Product Safety Commission from 1978 to 1981. Ms. King is a director of The Coca-Cola Company, a trustee for the National Public Radio Foundation, and trustee emeriti of Duke University. Age: 62; Director from 1996.

J. Kevin Moore
Mr. Moore is the senior vice president for strategic planning for Advanced Medical Productions (medical documentaries and educational science films and videos). Mr. Moore served as senior vice president and chief operating officer of the Carolinas Medical Center through November 2000, and first held the position of vice president in 1997. Previously, Mr. Moore was associate chief operating officer for Duke University Medical Center from 1994 to 1997. He served as assistant director, surgical private diagnostic clinics, and adjunct associate professor, Graduate School of Health Administration, from 1989 to 1994. Mr. Moore served as assistant director for Duke Medical Center from 1988 to 1989 and as director of management services, medical center administration, and adjunct assistant professor, Graduate School of Health Administration, from 1984 to 1988. Mr. Moore previously was a director of the American Red Cross Regional Chapter. Age: 48; Director from 1995.

Ruedi E. Wäger, Ph.D.
Dr. Wäger is president and chief executive officer of Aventis Behring LLC (blood plasma and therapeutic proteins), a position he has held since February 1998, and is a member of its board of directors. Prior to assuming this position, he was president and chief executive officer of ZLB Central Laboratory Blood Transfusion Service SRC (plasma fractionation) from 1994. He served as senior vice president for Sandoz Pharma Ltd. from 1989 to 1994. From 1993 to 1994, Dr. Wäger served as head of corporate project management and member of the executive committee for Sandoz. From 1989 to 1993, he served as head of worldwide marketing and member of the executive committee. Dr. Wäger joined Sandoz in 1973. He is chairman of the supervisory board of Pharmaserv GmbH. Dr. Wäger is also a member of the board of trustees of Springside School, Philadelphia. Age: 59; Director from 1995.
August M. Watanabe, M.D.
Dr. Watanabe is the executive vice president, science and technology, of Eli Lilly and Company. He is a director of Lilly and a member of its corporate policy committee. Prior to joining Lilly in 1990 as a vice president of Lilly Research Laboratories, Dr. Watanabe was a full-time faculty member (from 1971 to 1990) of the Department of Medicine of the Indiana University School of Medicine. From 1983 to 1990, he was professor and chairman of the Department of Medicine. He is a director of the Indiana University Foundation, the Regenstrief Foundation, the Indiana State Symphony Society, the Park-Tudor Foundation and Christel House and is a member of the board of governors of the Riley Memorial Association. Age: 61; Director from 2001.

The Board and Its Committees

      Our business is managed under the board’s direction. During 2002, the board held nine meetings. No director attended less than 75% of the aggregate of the total number of meetings of the board and the total number of meetings of all committees of the board on which the director served. Average attendance was 97%.

      Guidant’s board has five standing committees, the principal functions and composition of which are described below. Each committee operates under a charter and the board’s Corporate Governance Guidelines. The guidelines and related materials are available on the company’s web site, www.guidant.com.

      Science and Technology Strategy Committee: This committee reviews Guidant’s long-range plans for technology and clinical research activity. It also reviews Guidant’s strategy related to access to and reimbursement of new therapies.

Directors: Watanabe (Chair), DeParle, J.B. King, Novitch and Wäger
Number of Meetings in 2002: 2

      Compliance Committee: This committee reviews Guidant’s regulatory compliance and internal control procedures. It also oversees compliance with Guidant’s Code of Business Conduct.

Directors: Wäger (Chair), DeParle, Dollens, S. King, Moore and Novitch
Number of Meetings in 2002: 3

      Audit Committee: This committee’s functions are described in its committee report on page 18.

Directors: Grobstein (Chair), Cox, Falla and Moore
Number of Meetings in 2002: 6

      Management Development and Compensation Committee: This committee’s functions are described in its committee report on page 17.

Directors: Falla (Chair), S. King, Step and Watanabe
Number of Meetings in 2002: 3

      Corporate Governance Committee: This committee provides recommendations for the size and composition of the board and proposes director candidates. It also oversees matters of corporate governance.

Directors: Cox (Chair), DeParle, Grobstein and Step
Number of Meetings in 2002: 1

      The Corporate Governance Committee will consider director candidates recommended by shareholders. A candidate must be highly qualified and be willing and expressly interested in serving on the board. A shareholder who wishes to recommend a candidate for the committee’s consideration should forward the candidate’s name and information about the candidate’s qualifications to Guidant’s secretary.

Director Compensation

      Directors who are employees of Guidant do not receive additional compensation for serving on the board or its committees. Directors who are not employees of Guidant receive compensation for board service. The arrangements as of the annual meeting are as follows:

Annual Retainer:	Restricted stock worth $35,000 and an option to purchase 10,000 shares for all members except the non-executive chairman, who receives $360,000 and an option to purchase 24,000 shares

Attendance Fees:	$3,500 for each board meeting and for each committee meeting in person if not held in conjunction with a board meeting, $1,000 for telephonic committee meetings

Committee Chair Retainer:	$12,500 annually for audit committee, $7,500 for all others

Director Matching Funds Program:	Maximum of $5,000 annually provided as a match to a director’s contributions to qualified educational institutions

      The options granted as part of the annual retainer have an exercise price set at the fair market value on the date of the grant, have a ten-year term and vest at the next annual meeting following the grant. The restrictions on the restricted stock terminate at the next annual meeting of shareholders following the grant. The grants are made on the date of each annual meeting of shareholders pursuant to the 1996 Non-Employee Director Stock Option Plan.

ITEM 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

      The Audit Committee has appointed the firm of Ernst & Young LLP as independent auditors for Guidant for the year 2003. The board is submitting this appointment to the shareholders for ratification. Ernst & Young served as the independent auditors for Guidant in 2002. Additional information concerning the audit relationship is provided in “Audit Matters.” Representatives of Ernst & Young are expected to be present at the annual meeting and will be available to respond to appropriate questions. The representatives will have the opportunity to make a statement if they desire to do so.

      The board of directors recommends that you vote FOR ratification of the appointment of Ernst & Young LLP as independent auditors for the year 2003.

COMMON STOCK OWNERSHIP

Directors’ and Executive Officers’ Ownership of Guidant Common Shares

Shares Owned Beneficially(1)

Keith E. Brauer	891,035
James M. Cornelius	2,058,096
Maurice A. Cox, Jr.	47,665
Nancy-Ann Min DeParle	13,765
Ronald W. Dollens	2,025,906
Enrique C. Falla	56,414
A. Jay Graf	869,106
Ginger L. Graham	708,091
Michael Grobstein	29,615
J.B. King	832,017
Susan B. King	56,074
J. Kevin Moore	40,070
Guido J. Neels	436,117
Mark Novitch, M.D.	65,244
Eugene L. Step	56,071
Ruedi E. Wäger, Ph.D.	54,250
August M. Watanabe, M.D.	20,835
All directors and executive officers as a group (28 people)	10,768,066

(1)	Beneficial ownership is as of February 18, 2003. Each person listed owned less than 1% of the outstanding common shares of Guidant. All directors and executive officers as a group owned 3.4%. Unless otherwise indicated below, each person listed in the table possessed sole voting and investment power with respect to the shares. The shares shown include:

(a)	the following shares that may be purchased pursuant to stock options that are exercisable within 60 days of February 18, 2003: Mr. Brauer, 733,860; Mr. Cornelius, 1,343,000; Mr. Cox, 35,000; Ms. DeParle, 13,000; Mr. Dollens, 1,603,404; Mr. Falla, 45,000; Mr. Graf, 718,720; Ms. Graham, 617,028; Mr. Grobstein, 27,000; Mr. King, 710,444; Ms. King, 45,000; Mr. Moore, 29,000; Mr. Neels, 368,756; Dr. Novitch, 51,000; Mr. Step, 45,000; Dr. Wäger, 29,000; Dr. Watanabe, 13,000; and all directors and executive officers as a group, 8,360,312;

(b)	the following shares (as to which the holders possess voting but not investment power) credited to the accounts of named executive officers under The Guidant Employee Savings and Stock Ownership Plan (the “ESSOP”) as of December 31, 2002: Mr. Brauer, 48,883; Mr. Dollens, 52,681; Mr. Graf, 40,555; Ms. Graham, 21,183; and Mr. Neels, none;

(c)	the following restricted shares (as to which the holders possess voting but not investment power), which vest on (i) January 15, 2004: Mr. Brauer, 6,668; Mr. Cornelius, 16,668; Mr. Dollens, 13,334; Mr. Graf, 6,668; Ms. Graham, 6,668; and Mr. King, 6,668; (ii) May 19, 2003: each of Mr. Cox, Ms. DeParle, Mr. Falla, Mr. Grobstein, Mr. King, Ms. King, Mr. Moore, Dr. Novitch, Mr. Step, Dr. Wäger, and Dr. Watanabe, 665; and (iii) February 17, 2009 (provided that vesting may be accelerated to February 16, 2006 upon attainment of certain share-price appreciation goals): Mr. Brauer, 26,400; Mr. Dollens, 72,000; Mr. Graf, 35,500; Mr. Neels 35,500; and all executive officers as a group, 425,600; and

(d)	the following shares, as to which beneficial ownership is shared and/or disclaimed: Mr. Cornelius, 63,000 shares owned by the Cornelius Family Foundation, Inc.; Mr. King, 28,000 shares beneficially owned by his wife; and Dr. Novitch, 798 shares owned by his daughter.

Principal Holders of Guidant Common Shares

      To Guidant’s knowledge, based upon the named shareholders’ filings with the SEC on Schedule 13G, the following were the only beneficial owners of 5% or more of the outstanding common shares of Guidant as of December 31, 2002:

Name and Address	Number of Shares	Percent

Barclays Global Investors, NA and affiliates(1)	19,227,656	6.3%
45 Fremont Street San Francisco, CA 94105

PRIMECAP Management Company(2)	15,285,614	5.1%
225 South Lake Avenue #400 Pasadena, CA 91101

Wellington Management Company, LLP(3)	16,457,513	5.4%
75 State Street Boston, MA 02109

(1)	According to Barclays’ Schedule 13G filing, Barclays Global Investors, NA and eight affiliates named in the filing collectively have (a) sole power to direct the voting and disposition of 19,196,686 shares and (b) shared power with respect to 14,770 shares. The shares are held in trust accounts for the economic benefit of the account beneficiaries.

(2)	According to PRIMECAP’s Schedule 13G filing, it has (a) sole power to cause the disposition of all such shares and sole voting power with respect to 2,212,550 shares and (b) shared voting and dispositive power with respect to no shares.

(3)	According to Wellington Management’s Schedule 13G filing, it has (a) sole power to vote or dispose of no shares and (b) shared power to vote 12,598,912 shares and dispose of 16,457,513 shares. Wellington Management reports the beneficial ownership in its capacity as investment advisor with respect to shares held of record by its clients.

Section 16(a) Beneficial Ownership Reporting Compliance

      Under SEC rules, Guidant’s directors and executive officers are required to file reports of holdings and changes in beneficial ownership of Guidant’s shares. Based upon Guidant’s records and other information, Guidant believes that during 2002, all such reports were filed on a timely basis, except a Form 5 for Mr. Graf filed in 2003 reported a charitable gift of 500 shares made in 2001, and a Form 4 for Mr. Roger Marchetti (an executive officer) filed in January 2003 reported an exercise-and-hold transaction with respect to 600 shares occurring late in December 2002.

Performance Graph

      The following performance graph compares the cumulative total shareholder returns on Guidant common shares, Standard & Poor’s 500 Stock Index and a Medical Products Index for the period beginning on December 31, 1997 and ending on December 31, 2002. During 2002, the S&P Health Care (Medical Products and Supplies) Index we formerly used was discontinued. For purposes of the graph below, we charted the returns on the stocks in the index as if the index had not been discontinued to produce the “Medical Products Index.” The graph is constructed on the assumption that $100 was invested on December 31, 1997 with all dividends reinvested.

	1997
	(Base)	1998	1999	2000	2001	2002

Guidant	100	177	151	173	160	99
S&P 500	100	129	156	142	126	97
Medical Products Index	100	143	131	179	158	129

EXECUTIVE COMPENSATION

      The following tables provide compensation information for Guidant’s chief executive officer and each of the four next most highly compensated executive officers (the “named executive officers”).

Compensation Tables

Summary Compensation Table

		Annual Compensation				Long-term Compensation(1)

							Number of
							Securities
							Underlying
				Other Annual		Restricted Stock	Options	All Other
Name and Principal Position	Year	Salary	Bonus(2)	Compensation		Awards(3)	Granted(4)	Compensation(5)

Ronald W. Dollens	2002	$618,000	$1,050,000	$19,399		0	0	$59,460
President and Chief	2001	600,000	6,600	10,000		0	600,000	48,000
Executive Officer	2000	550,008	506,000	10,000		0	300,000	44,001
A. Jay Graf	2002	406,860	437,500	16,259		0	0	39,402
Group Chairman,	2001	395,004	2,750	10,000		0	300,000	31,600
Office of the President	2000	376,057	207,000	15,785		0	150,000	30,084
Guido J. Neels	2002	325,717	262,500	27,130	(6)	0	0	0
Group Chairman,	2001	286,648	994	5,825	(6)	0	220,000	0
Office of the President	2000	252,154	83,302	3,991	(6)	0	100,000	0
Ginger L. Graham	2002	282,292	303,333	2,565		0	0	26,818
Advisor to the	2001	395,004	2,750	10,000		0	300,000	31,600
President	2000	357,780	207,000	17,617		0	150,000	28,622
Keith E. Brauer	2002	324,456	262,500	10,000		0	0	31,573
Vice President, Finance and	2001	315,000	1,650	10,000		0	250,000	25,200
Chief Financial Officer	2000	296,293	124,200	10,000		0	125,000	23,703

(1)	No long-term incentive plan payouts were made and no stock appreciation rights were granted.

(2)	Represents amounts awarded in cash under the Guidant Corporation Economic Value Added (EVA®) Bonus Plan (the “EVA Bonus Plan”). EVA® is a registered trademark of Stern Stewart & Co.

(3)	Messrs. Dollens, Graf and Brauer and Ms. Graham each received an award of restricted shares in January 1999. The number of restricted shares held by the named executive officers at 12/31/02 and the value on that date (based upon a closing stock price of $30.85 per share) were as follows: Mr. Dollens, 26,667 shares, $822,677; and each of Messrs. Graf and Brauer and Ms. Graham, 13,334 shares, $411,354.

(4)	Options to acquire Guidant common shares.

(5)	Contributions by Guidant to the executive’s account in the ESSOP and Excess Savings Plan.

(6)	Consists primarily of use of an automobile in connection with Mr. Neels’ position in Belgium.

Option Shares Granted in 2002

      During 2002, the company did not grant options or share appreciation rights to any of the named executive officers.

Aggregated Option Shares Exercised in 2002

and 2002 Year-End Values

			Number of Securities		Value of Unexercised
	Number of		Underlying Unexercised		In-The-Money Options
	Shares		Options at Year End		at Year End(1)
	Acquired	Value
Name	on Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Ronald W. Dollens	0	$0	1,303,404	900,000	$14,321,357	$0
A. Jay Graf	0	0	568,720	450,000	5,369,042	0
Guido J. Neels	10,000	339,750	262,556	341,400	3,755,139	0
Ginger L. Graham	0	0	467,028	450,000	3,058,597	0
Keith E. Brauer	0	0	608,860	375,000	6,291,258	0

(1)	No stock appreciation rights were outstanding during 2002. Represents the amount by which the market price of Guidant’s shares exceeded the exercise prices of unexercised options on December 31, 2002.

Retirement Plans

Pension Plan Table

Average Annual Earnings	Estimated Annual
(Highest 5 of Last 10 Years)	Benefit(1)

$375,000	$172,139
525,000	244,978
675,000	317,818
825,000	390,657
975,000	463,497
1,125,000	536,336
1,275,000	609,176
1,425,000	682,015
1,575,000	754,855
1,725,000	827,694
1,875,000	900,534

(1)	Assuming the named executive officer is age 65 upon retirement, the estimated annual benefit will not vary with years of service.

     Certain of executive officers of Guidant participate in one or both of two defined benefit pension plans that Guidant established: the Guidant Retirement Plan (the “Retirement Plan”) and the Guidant Excess Benefit Plan— Retirement (the “Excess Plan”). The Retirement Plan is a tax-qualified plan that determines benefits under a formula that takes into account a participant’s years of service and average annual earnings through the date of Guidant’s split-off from Lilly in September 1995. The Excess Plan is a non-qualified plan that supplements the Retirement Plan to provide a total pension benefit based on the Lilly Retirement Plan benefit formula (but without proration for years of service less than 35) and the participant’s total years of service and average annual earnings with Guidant and Lilly. (This benefit is determined without regard to certain limitations applicable to tax-qualified benefits under the Internal Revenue Code.) Pension benefits earned under this formula are illustrated in the above Pension Plan Table. The enhanced benefit provided by the Excess Plan is offset by (a) any benefits payable to the participant under the Retirement Plan and the Lilly pension plans and (b) the portion of the participant’s benefits under The Guidant Employee Savings and Stock Ownership Plan (“ESSOP”) and The Guidant Excess Benefit Plan— Savings (“Excess Savings Plan”) attributable to Guidant’s Retirement ESOP contributions.

      The named executive officers are entitled to receive retirement benefits under the Retirement Plan. Ms. Graham has a frozen benefit under the Retirement Plan based on her earnings and years of service with Guidant and Lilly prior to September 25, 1995. Her expected annual benefit, expressed as a life annuity beginning at age 65, is $41,831.

      Messrs. Dollens, Graf and Brauer are entitled to receive retirement benefits under both the Retirement Plan and the Excess Plan. The Pension Plan Table sets forth a range of annual retirement benefits for graduated levels of average annual earnings (consisting of Salary and Bonus as set forth in the Summary Compensation Table) assuming retirement at age 65 with a 50% survivor income benefit. (The Excess Plan provides Messrs. Dollens, Graf, and Brauer with a subsidized 100% survivor annuity.) As noted above, however, the amounts payable to the retired employee under the Excess Plan are reduced for benefits attributable to Guidant Retirement ESOP contributions to the ESSOP and the Excess Savings Plan and amounts payable under the Retirement Plan and Lilly pension plans. The amounts shown in the table are not subject to reduction for Social Security benefits.

      Prior to becoming group chairman, Mr. Neels served Guidant as president, Europe, Middle East, Africa and Canada. He did not participate in the domestic ESSOP; rather, he was covered by a pension program in Belgium. That program has been frozen, with contributions totaling approximately $176,000. The benefit (which will include interest at a Belgian statutory rate) is payable in a lump sum at age 65.

Change-in-Control Severance Pay Plan

      Guidant has adopted a change-in-control severance pay program covering most employees of Guidant and its subsidiaries, including Guidant’s executive officers. In general, the program would provide severance payments and benefits to eligible employees and executive officers in the event of their termination of employment under certain circumstances within fixed periods of time following a change in control. A “change in control” would occur if 20% or more of Guidant’s voting stock were acquired by an entity other than Guidant, a subsidiary, or an employee benefit plan of Guidant. There are additional conditions that could result in a change in control. The program is not subject to amendment by the board, whether prior to or following a change in control, in any manner adverse to a participant without his or her prior written consent.

      Under the portion of the program covering the named executive officers, each is entitled to severance payments and benefits in the event that his or her employment is terminated following a change in control (a) without “cause” by Guidant; (b) for “good reason” by the executive officer, each as defined in the program; or (c) for a limited period of time, for any reason by the executive officer. In such case, the executive officer could be entitled to a severance payment equal to three times his or her current annual cash compensation and bonuses. Additional benefits would include a pension supplement and full and immediate vesting of all stock options and other equity incentives. In the event that any payments made in connection with the change in control would be subject to the excise tax imposed under Section 4999 of the Code as a result of the aggregate compensation payments and benefits made to the individual, under the program or otherwise in connection with a change in control, Guidant is obligated to make whole the individual with respect to such excise tax.

Transactions with Executive Officers

      During 2002, the company had outstanding employee down payment assistance loans to John M. Capek, Ph.D., and Mr. Roger Marchetti. The interest-free loans were extended in 2000 to assist Dr. Capek with his relocation from Germany to California and in 1999 to assist Mr. Marchetti (who became an executive officer in 2002) with his relocation from Indiana to California. The maximum outstanding balance during 2002 was $454,298 for Dr. Capek and $63,917 for Mr. Marchetti. Following the payment of annual bonuses for 2002, the remaining outstanding balance for Dr. Capek was $292,997, while Mr. Marchetti’s loan was fully repaid. Both loans were extended prior to the passage of the Sarbanes-Oxley Act. While the company believes that such loans may be an appropriate means to support an employee’s relocation at the company’s request, the company no longer extends loans to executive officers.

Management Development and Compensation Committee Report

      The Management Development and Compensation Committee of Guidant is comprised of four independent directors. The committee reviews Guidant’s compensation policies, establishes executive officer compensation and administers Guidant’s stock plans.

     A. Executive Compensation Policy

      Guidant’s executive compensation policy is based on principles that guide Guidant in all its compensation programs. The programs must attract, retain and motivate highly talented individuals, while remaining both fair and cost-effective. Guidant’s compensation programs share the following characteristics:

•	Compensation of Guidant’s employees is based on job responsibility, individual performance and Guidant’s corporate performance. Members of senior management have a greater portion of their pay based on Guidant’s performance than other employees.

•	Compensation also reflects the value of the job in the marketplace. To retain Guidant’s highly skilled work force, Guidant competes with similar employers for talent.

•	Compensation must foster the long-term focus required for success in a highly competitive, innovation-based industry.

The compensation programs’ annual and long-term elements provide executives strong incentives to maximize company performance and therefore enhance shareholder value.

      In establishing total compensation ranges, the committee considers such measures as sales, net income, stock price appreciation, product market shares and total market value. These measures help the committee assess overall performance and prospects for Guidant. In evaluating these measures, the committee did not assign relative weights or rankings to each factor; rather, the committee made a subjective determination based on the collective factors.

      In 2002, the committee compared Guidant’s total compensation package with those of global medical device companies of comparable size and stature to Guidant. The committee used data from this peer group primarily as a benchmark to ensure that Guidant’s total compensation remained strongly competitive as compared to industry peers across Guidant’s various tiers of management. The committee exercised its discretion within its guidelines, generally preferring a heavier-than-average weighting of compensation toward at-risk equity compensation designed to create alignment with shareholders and promote long-term value creation.

     B. Elements of Compensation

      Annual Compensation. In 2002, annual cash compensation for Guidant’s executive officers consisted of two components — base salary and a cash bonus. Individual base salary increases are determined primarily by individual performance and comparison to marketplace data. Assessment of an individual’s performance includes consideration of a person’s impact on financial performance, as well as judgment, creativity, effectiveness in developing subordinates and a diverse organization, and contributions to improvement in the quality of Guidant’s products, services and operations.

      Cash bonuses are connected to economic value added milestones under the EVA Bonus Plan. Economic value is created when Guidant’s operating profit after tax exceeds the cost of the capital employed in the business. For 2002, bonuses varied with the amount by which after-tax operating profit exceeded the cost of capital as measured against targets set at the beginning of the year, with such adjustments (for example for non-recurring matters) as the committee thought warranted.

      Long-Term Incentives. In July 2001, the Board approved a grant of options to essentially all eligible employees. This grant helped emphasize the long-term focus necessary for continued success in the innovation-based medical device business. As intended at the time of this grant, the committee did not provide the customary annual grant in 2002. The committee, however, remains committed to employee ownership through grants of various forms of equity.

      Deductibility Cap on Executive Compensation. Federal tax law disallows corporate deductibility for certain compensation paid in excess of $1 million to the chief executive officer and the four other most highly paid executive officers of publicly held companies. “Performance-based compensation,” as defined in the tax law, is not subject to the deductibility limitation. The committee decided, however, to not qualify the annual EVA Bonus Plan as “performance-based compensation” at this time, since to do so would have limited the committee’s flexibility in the administration of the plan. While the committee considers the deductibility cap in making awards, the committee considers many other factors as well. During 2002, the deductibility cap did not have a material impact on Guidant.

     C. Compensation of the Chief Executive Officer

      In 2002, the compensation of Ronald W. Dollens, president and chief executive officer, consisted of the same components as for other senior executives — base salary and bonus.

      In considering Mr. Dollens’ 2002 total cash compensation, the committee considered the company’s 2001 growth in sales as well as net income and earnings per share, excluding special charges. The committee determined that an increase of $18,000 to Mr. Dollens’ base salary would allow his cash compensation to be within the middle range relative to persons in similar positions in Guidant’s peer group.

      For 2002, Mr. Dollens earned $1,050,000 as a bonus, based on Guidant’s performance relative to its EVA-based goals. The size of the bonus reflects the company’s success in substantially exceeding its economic value added targets.

      As described above, Mr. Dollens did not receive a stock option grant in 2002.

Submitted by the

Management Development and Compensation Committee
of the Board of Directors

Enrique C. Falla, Chair

Susan B. King	Eugene L. Step	August M. Watanabe, M.D.

AUDIT MATTERS

Audit Committee Report

      The Audit Committee oversees Guidant’s financial reporting process and its internal controls on behalf of the board of directors. In this context, the committee has

•	reviewed and discussed the company’s audited financial statements with management, which has primary responsibility for the financial statements;

•	discussed with Ernst & Young, which is responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles, the matters required to be discussed under Statement on Auditing Standards 61;

•	received the written disclosures and the letter from Ernst & Young required by Independence Standards Board Standard No. 1 and discussed with Ernst & Young its independence; and

•	considered whether Ernst & Young’s provision of services beyond the review of the company’s quarterly and the audit of the company’s annual financial statements is compatible with maintaining such auditor’s independence.

      Based on the reviews and discussions described above, the committee recommended to the board that the audited financial statements for the year ended December 31, 2002 be included in the Annual Report on Form 10-K filed with the SEC.

      The committee also selected Ernst & Young as Guidant’s independent auditors for the year 2003. (See “Item Two: Ratification of Appointment of Independent Auditor.”) Audit and non-audit services provided to the company by Ernst & Young are subject to preapproval by the committee. Guidant does not engage its independent auditors to provide financial information systems design and implementation consulting services or internal audit outsourcing.

      Each member of the committee is an independent director as defined in the rules of the NYSE. The board has approved the committee’s charter (attached to the Company’s 2001 proxy statement), which, together with the company’s Corporate Governance Guidelines (available on the company’s web site), further describes the committee’s role and its practices. The committee continues to evaluate its charter in light of ongoing developments with respect to corporate governance and anticipates publishing a revised charter in next year’s proxy statement reflecting the company’s continuing commitment to appropriate practices and full compliance with applicable laws.

Submitted by the Audit Committee

of the Board of Directors

Michael Grobstein, Chair

Maurice A. Cox, Jr.               Enrique C. Falla               J. Kevin Moore

Ernst & Young Fees

      For 2002, fees for services provided by Ernst & Young were as follows:

Fees

(in thousands)

Audit fees	$1,200
All other fees
Audit-related fees (primarily due diligence and employee benefit plan audits)	730
Financial information system design and implementation	0
Tax services (primarily international and expatriate tax matters)	2,680

$4,610

AVAILABLE INFORMATION

      Additional information concerning Guidant is available on our web site, www.guidant.com, including our Code of Conduct, the board’s Corporate Governance Guidelines and our SEC filings. These materials also are available free of charge in print to investors who request them in writing from the secretary (at the address on the cover page).

EQUISERVE TRUST COMPANY NA	VOTE BY INTERNET — www.proxyvote.com
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VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number that is located below and then follow the simple instructions the Vote Voice provides you.

Please sign exactly as name(s) appear above. Joint owners should each sign. When signing in a representative capacity, please give full title. Your signature serves as acknowledgement of receipt of the accompanying Notice and Proxy Statement.	VOTE BY MAIL Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Guidant Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GUIDANT CORPORATION

	The Board of Directors recommends a vote FOR each of the following:			For All	Withhold All	For All Except	To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.
1.	Election of Directors
	Nominees:
	01. James M. Cornelius	04.	Eugene L. Step
	02. Michael Grobstein
	03. Mark Novitch, M.D.

		For	Against	Abstain
2.	Ratification of the appointment of Ernst & Young LLP as independent auditors for 2003.

3.	In their discretion, upon such other matters as may properly come before the meeting, all in accordance with the accompanying Notice and Proxy Statement.

If you would like us to change your address on our records, please check this box and indicate your new address in the space provided on the other side of this card.

If you plan to attend the meeting, please check this box and return the enclosed Request for Admittance Card.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

GUIDANT CORPORATION
2003 Annual Meeting of Shareholders

Date:	May 19, 2003

Time:	1:30 p.m. (Local Time)

Place:	Hilbert Circle Theatre 45 Monument Circle Indianapolis, Indiana

PROXY	GUIDANT CORPORATION ANNUAL MEETING OF SHAREHOLDERS THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints J. M. Cornelius, R. W. Dollens and D. F. Minott, and each of them, as proxies of the undersigned, each with full power to act without the others and with full power of substitution, to vote all the common shares of GUIDANT CORPORATION held in the name of the undersigned at the close of business on March 11, 2003 at the Annual Meeting of Shareholders to be held on May 19, 2003 at 1:30 p.m. (local time), and at any adjournment thereof, with all the powers the undersigned would have if personally present, as set forth on the reverse side.

This Proxy may also reflect shares held by employees or former employees of Guidant Corporation in The Guidant Employee Savings and Stock Ownership Plan (“ESSOP”) or The Guidant Corporation Employee Stock Ownership Plan for Puerto Rico Affiliates (“ESOP”). With respect to those shares, if any, the undersigned hereby directs the trustee under the ESSOP or ESOP, as applicable, to vote the number of shares credited to the undersigned’s account as set forth on the reverse side.

If this proxy is properly executed and returned, the shares represented thereby will be voted in the manner directed by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR Proposals 1 and 2.

Change of Address:

(If you have written in the above space, please mark the corresponding box on the reverse side of this card.)

CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE.